Exhibit 3.01e

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

MONRO MUFFLER BRAKE, INC.

Under Section 805 of the Business Corporation Law

1. The name of the Corporation is Monro Muffler Brake, Inc. The Corporation was formed under the name Midas Service Corporation, Inc.

2. The Certificate of Incorporation of the Corporation was filed by the Department of State on October 5, 1959.

3. The Certificate of Incorporation of the Corporation is hereby amended to effect the amendment specified below, which is authorized by the Business Corporation law:

Section 1 of the Certificate of Incorporation is hereby amended to change the name of the Corporation, so that said Section 1 shall provide in its entirety as follows:

“1. The name of the Corporation is Monro, Inc.”

4. The Certificate of Amendment was authorized by the vote of the Board of Directors followed by the vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders followed by the unanimous written consent of the Corporation’s Class C Convertible Preferred Stock.

IN WITNESS WHEREOF, I have signed this Certificate this 15th day of August, 2017.

/s/ Maureen E. Mulholland
Name: Maureen E. Mulholland
Title: Secretary